Exhibit 10.6
GUARANTY
THIS GUARANTY is made on June 30, 2011, by Southern Plains Medical Center, Inc. (“Guarantor”), in favor of Rural Hospital Acquisition, L.L.C. (“Lender”).
Guarantor hereby guarantees to Lender the prompt payment and performance when due of all of the obligations of Southern Plains Associates II, LLC, an Oklahoma limited liability company, to Lender under Southern Plains Associates II, LLC’s $1,855,000.00 Promissory Note of even date and all costs, attorneys’ fees, and expenses that Lender may incur as a result of any default under the Promissory Note (the “Obligations”). The Obligations are subject to offset as set forth in the Promissory Note, and any right by Southern Plains Associates II, LLC to offset shall reduce Guarantor’s obligations under this Guaranty accordingly.
This is an absolute guaranty of payment and performance. The obligations of Guarantor shall not terminate until the Obligations have been paid and performed in full.
Guarantor waives (i) notice of acceptance of this Guaranty, (ii) all other notices including notice of presentment, notice of protest, notice of non-payment, notice of intent to accelerate, and notice of acceleration with respect to all or any part of the Obligations, and (iii) the right to a jury trial in any proceeding to enforce this Guaranty.
This Guaranty and the legal relations between Guarantor and Lender shall be governed by the domestic laws of the State of Oklahoma without giving effect to any conflict of law provision (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the law of any other jurisdiction.
[SIGNATURE PAGE TO FOLLOW]

EXECUTED the date first stated above.

SOUTHERN PLAINS MEDICAL CENTER, INC.
By
Name
Title
Signature Page to Company Guarantee